Exhibit 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information: Mark Langer, EVP and Chief Financial Officer

FOR IMMEDIATE RELEASE:

Equity One Announces the Strategic Sale of 36 Shopping Centers for $473 million

North Miami Beach, FL. September 26, 2011 - Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced that it has entered into an agreement to sell 36 shopping centers comprising approximately 3.9 million square feet for $473.1 million to Blackstone Real Estate Partners VII. These assets were encumbered by mortgage loans having an aggregate principal balance of approximately $177.4 million as of June 30, 2011.

The shopping centers are predominately located in the Atlanta, Tampa and Orlando markets, with additional properties located in North Carolina, South Carolina, Alabama, Tennessee and Maryland. The portfolio generated net operating income of approximately $35.4 million for the twelve-month period ended June 30, 2011 and was 91% occupied as of June 30, 2011. A complete listing of the disposition assets is provided in Exhibit 1 to this press release.

Equity One intends to use the proceeds from the sale to retire debt, fund its redevelopment pipeline, for future acquisitions and other corporate purposes.

“We are very pleased to enter into this transaction with Blackstone,” said Jeff Olson, Chief Executive Officer. “Together with our $600 million purchase of Capital & Counties and other recent acquisitions, this sale significantly advances our strategic plan to concentrate our portfolio in the urban retail markets of New York, Miami, Boston, San Francisco and Los Angeles.”

Closing of the transaction is subject to customary conditions and is expected to occur in the fourth quarter of 2011.

Equity One estimates that as a result of entering into the transaction it will recognize a net impairment loss of approximately $32.0 to $36.0 million in the third quarter of 2011, which includes approximately $17.0 million related to unamortized debt discount costs on mortgages that are to be assumed by the buyer. Once there is more certainty on the exact closing date, Equity One will update its 2011 earnings guidance. The company’s previous guidance specifically excluded impairment related charges and transaction costs and did not include the other effects of this sale of income producing properties.

Lazard Freres & Co. LLC acted as Equity One’s financial advisor. Eastdil Secured acted as Blackstone’s financial advisor.

ABOUT EQUITY ONE, INC.

As of June 30, 2011, Equity One owned or had interests in 219 properties comprising approximately 24 million square feet and consisting of 192 shopping centers, 10 projects under development or redevelopment, 12 non-retail properties, and 5 parcels of land.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One to successfully integrate the operations and systems of acquired companies and properties; the ability to consummate the foregoing sale transaction and the timing of such consummation; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

Exhibit 1

Disposition Properties

Property	City	State	GLA(sf)	Anchor Tenant
The Shops at Lake Tuscaloosa	Tuscaloosa	AL	70,242	Publix

Winchester Plaza	Huntsville	AL	75,700	Publix

Bay Point Plaza	St. Petersburg	FL	103,986	Publix

Carrollwood Center	Tampa	FL	93,673	Publix

Chelsea Place	New Port Richey	FL	81,144	Publix

Conway Crossing	Orlando	FL	76,321	Publix

Dolphin Village	St. Pete Beach	FL	136,224	Publix

Eustis Village	Eustis	FL	156,927	Publix

Hunter’s Creek	Orlando	FL	73,204	Office Depot/Lifestyle
				Family Fitness

Lake St. Charles	Riverview	FL	57,015	Sweetbay

Marco Town Center	Marco Island	FL	109,830	Publix

Midpoint Center	Cape Coral	FL	75,386	Publix / Target(a)

Ross Plaza	Tampa	FL	90,826	Ross Dress For Less

Sunrise Town Center	Sunrise	FL	128,124	LA Fitness/Office
				Depot/Wal-Mart(a)

Venice Plaza	Venice	FL	132,345	Sweetbay

Venice Shopping Center	Venice	FL	109,801	Publix

Dublin Village	Dublin	GA	98,540	Kroger

FreehomeVillage	Canton	GA	74,340	Publix

Golden Park	Buford	GA	68,738	Publix

Governors Town Square	Acworth	GA	68,658	Publix

Grayson Village	Loganville	GA	83,155	Publix

Keith Bridge Commons	Cumming	GA	94,886	Kroger

Loganville Town Center	Loganville	GA	77,661	Publix

Salem Road Station	Covington	GA	67,270	Publix

Shops at Huntcrest	Lawrenceville	GA	97,040	Publix

The Vineyards at Chateau Elan	Braselton	GA	79,047	Publix

Wilmington Island	Wilmington Island	GA	87,818	Kroger

South Plaza	California	MD	92,335	Ross Dress For Less/Old
				Navy/Best Buy/Petco

Carolina Pavilion	Charlotte	NC	731,678	Ross Dress For Less/
				hhgregg/Kohl’s/AMC
				Theatres/Nordstrom
				Rack/DSW/ Bed Bath &
				Beyond/buybuy
				BABY/Old Navy/
				Target(a)

Parkwest Crossing	Durham	NC	85,602	Food Lion

Salisbury Marketplace	Salisbury	NC	79,732	Food Lion

Whitaker Square	Winston-Salem	NC	82,760	Harris Teeter

Belfair Towne Village	Bluffton	SC	125,389	Kroger

Belfair II	Bluffton	SC	41,250	Steinmart

Milestone Plaza	Greenville	SC	89,721	BiLo

Greensboro Village Shopping Center	Gallatin	TN	70,203	Publix

Total 36 shopping centers			3,866,571

(a)	Retailer is a shadow anchor and not part of the owned property.